FOR IMMEDIATE RELEASE

MICHAEL V. SCHROCK JOINS BOARD OF DIRECTORS

NEENAH, WI, April 19, 2006 – Plexus Corp. (NASDAQ: PLXS) today announced the appointment of Michael V. Schrock to the Board of Directors. Mr. Schrock is President and Chief Operating Officer, Filtration and Technical Products, at Pentair, Inc., a diversified operating company. Pentair’s Water Group is a global leader, providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Its Technical Products Group is a leader in the global enclosures market, designing and manufacturing standard, modified, custom and thermal products that house and protect sensitive electronics and electrical components.

Mr. Schrock, age 53, has extensive operating experience in complex global companies. He holds a Bachelor of Science degree from Bradley University and a Masters degree in Business Management from Northwestern University’s Kellogg School of Business

John Nussbaum, Chairman of the Board of Plexus Corp. commented, “Mike is a welcome addition to the Board. His extensive operating experience and understanding of global markets will provide additional depth and insight to the Plexus Board as the Company extends its worldwide presence.”

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.

The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.

Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.

For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at gordon.bitter@plexus.com

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